COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of August 22, 2022, is by and among Azurite Management LLC, an Ohio limited liability company (together, with the members of its investment “group” for purposes of Schedule 13D filed with the SEC executing this Agreement on the signature pages hereto, “Azurite”), and Invacare Corporation, an Ohio corporation (“Invacare” or the “Company”), with respect to the matters set forth below. Each of the Company and Azurite is referred to as a “Party” and jointly are referred to as the “Parties”. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 6 below.
WHEREAS, as of the date hereof, Azurite beneficially owns (as defined herein) 3,946,558 Common Shares of the Company, which represents approximately 10.30% of the issued and outstanding Common Shares;
WHEREAS, the Company and Azurite have engaged in certain discussions and communications concerning the Company; and
WHEREAS, the Parties desire to enter into an agreement regarding the appointment to the Board of Directors of the Company (the “Board”) of certain new directors selected in accordance with the terms hereof and certain other matters, in each case, on the terms and subject to the conditions set forth therein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investor and the Company agree as follows:
1. Board of Directors.
(a) Appointment of New Directors. As promptly as practicable following the execution of this Agreement, but in any event no later than August 22, 2022, the Board shall take all action necessary to (i) either (x) accept the resignation of two (2) directors (the “Resigning Directors”) from the Board, (y) expand the size of the Board by two (2) directors, or (z) accept the resignation of one (1) Resigning Director from the Board and expand the size of the Board by one (1) director, (ii) appoint Steven H. Rosen and Edward F. Crawford (together, the “New Directors”) to the Board, to serve until the next annual meeting of shareholders of the Company (the “2023 Annual Meeting”), (iii) appoint Steven H. Rosen to serve on the Audit Committee of the Board, subject to compliance with applicable law, rules, regulations and listing standards, (iii) appoint Edward F. Crawford to serve on the Nominating and Governance Committee of the Board (the “Nominating Committee”), and (iv) appoint one or both New Directors to such additional committees of the Board as those on which the Resigning Director(s) serve as members as of the date of this Agreement.
(b) New Directors. Subject to Section 1(j), the Board shall include all New Directors as nominees for the Board in the proxy statement for the Company’s 2023 Annual Meeting and shall recommend, support and solicit proxies for the election of each New Director at the 2023 Annual Meeting in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other director nominees.
(c) Replacement New Director. Subject to Section 1(j) and to the following sentence of this Section 1(c), if any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the Expiration Date, Azurite shall be entitled to designate a replacement director (the “Replacement New Director”) that is reasonably acceptable to the Board. In the event that Azurite identifies a Replacement New Director, (i) the Nominating Committee shall make its determination and recommendation regarding whether the Replacement New Director meets the relevant criteria with twenty (20) business days after the Replacement New Director has submitted to the Company the documentation required by Section 1(e), and (ii) upon the recommendation of the Replacement New Director by the Nominating Committee, the

Board shall take (or shall have taken) such actions as are necessary to appoint the Replacement New Director to serve as a director of the Company for the remainder of such New Director’s term no later than twenty (20) business days after the Nominating Committee’s recommendation. Upon a Replacement New Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all actions reasonably necessary to appoint such Replacement New Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal contingent on each Replacement New Director meeting the qualifications for such committee appointments. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement from and after such appointment.
(d) Strategy and Operational Improvement Committee. As promptly as reasonably practicable following the appointment of one or more New Directors pursuant to this Agreement, but in any event no later than August 23, 2022, the Board shall take all action reasonably necessary to form a committee of the Board to review, evaluate and make recommendations to the Board on potential operational improvements, corporate strategies and strategic alternatives (the “Strategy Committee”). The Board shall take all necessary steps to adopt a charter for the Strategy Committee (the “Strategy Committee Charter”) as promptly as practicable following its formation that provides, among other things, that the responsibilities of the Strategy Committee include: (i) conducting a comprehensive review and evaluation of the current corporate strategies of the Company; (ii) assisting and advising the Board on corporate strategies and strategic alternatives; and (iii) from time to time as it determines appropriate, making recommendations to the Board regarding actions to be considered in furtherance of the Strategy Committee’s purpose. The Strategy Committee will be provided with the resources that it believes are reasonably necessary for the Strategy Committee to discharge its purpose. The Company shall cause the Strategy Committee to be comprised of five (5) members from its formation until the Expiration Date. The Board shall cause the membership of the Strategy Committee to include each of the New Directors. The Board shall cause each of the New Directors (or any of their replacements contemplated by Section 1(c)) to remain a member of the Strategy Committee until at least the Expiration Date.
(e) New Director Information. Azurite acknowledges that, as a condition to the appointment of a New Director or Replacement New Director to the Board and any subsequent nomination of each New Director for election as a director at any future Company annual meeting of shareholders (each, an “Annual Meeting”), such New Director shall have promptly provided to the Company (i) any consents and information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s standard forms, D&O questionnaires and other customary onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such New Director is elected at any Annual Meeting, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, (iv) such written consents reasonably requested by the Company as is necessary or appropriate for the conduct of the Company’s vetting procedures, including background checks, generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company to assure compliance with the matters referenced in Section 1(f) and 1(g) hereof and (v) such other information reasonably requested by the Company.
(f) Director Qualifications. Azurite agrees that at all times while each New Director is serving as a member of the Board, such New Director will (i) meet all applicable director independence, qualification and other standards of the Company (including, for the avoidance of doubt, the Company’s good standing and meeting attendance requirements for members of the Board), of applicable stock exchange listing standards, and of the SEC, and applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and (ii) be qualified to serve as a director under the Ohio General Corporation Law (“OGCL”). Azurite will, and will cause each New Director to, promptly advise the Nominating Committee if they cease to satisfy any of the conditions in the preceding sentence.

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(g) New Director Agreements, Arrangements and Understandings. Azurite further agrees that neither it nor any of its Affiliates (x) has paid or will pay any compensation to the New Directors in connection with such person’s service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement or understanding, written or oral, with any of the New Directors regarding such person’s service on the Board or any committee thereof, except as has been disclosed to the Company in writing prior to the date hereof.
(h) Company Policies. The parties hereto acknowledge that each New Director, upon election or appointment to the Board, as applicable, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company, including the Company’s Second Amended and Restated Articles of Incorporation or the Company’s Second Amended and Restated Code of Regulations, each as they may be amended from time to time (collectively, the “Organizational Documents,”) and the Company’s Corporate Governance Guidelines (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy does, and at no time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with Azurite, subject to such director’s observance of his or her standard confidentiality obligations and fiduciary duties obligations to the Company.
(i) Board Classification and Size. During the period commencing with the date of this Agreement through the Expiration Date, the Company shall not (a) increase the size of the Board to more than ten (10) directors or (b) classify the Board without the prior written consent of Azurite.
(j) Termination of Company’s Obligations.
    (i) Unless provided otherwise in this Agreement, the Company’s obligations set forth in Section 1(a) through (d) shall terminate upon the Expiration Date, provided that the Company’s obligations set forth in Sections 1(a) through (d) shall terminate with respect to any New Director, in the event that Azurite has materially breached any of the terms of this Agreement (including by materially breaching or ceasing to satisfy the conditions set forth in Sections 1(f) through 1(h) above) and has failed to cure any such breach (if curable) within thirty (30) days of receipt of written notice from the Company of such determination.
    (ii) The Company’s obligations set forth in Sections 1(a) through (d) shall terminate with respect to the New Directors if and when Azurite and all of its Affiliates, collectively, do not or cease to beneficially own at least 3,946,558 shares, being the current number of Common Shares beneficially owned by them as of the date of this Agreement, and such New Directors shall deliver their written resignations to the Board in the form attached hereto as Exhibit A, within 5 business days after the date that Azurite and its Affiliates collectively do not or cease to beneficially own at least 3,946,558 Common Shares of the Company.
2. Cooperation.
(a) Non-Disparagement. Each of Azurite and the Company agrees that, from the date of this Agreement until (i) the Expiration Date or (ii) such earlier time as the restrictions in Section 2(c) terminate pursuant to the terms of this Agreement ((i) and (ii) jointly referred to as the “Cooperation Period” provided that the Cooperation Period shall not end earlier than the first anniversary of the date of this Agreement), the Company and Azurite shall refrain from making, and shall cause its respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners and officers (collectively, “Covered Persons”) not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by any of Azurite or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons (and shall not encourage

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or facilitate any such statement by their respective employees); and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: Azurite and their respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (x) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among Azurite and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand.
(b) Voting. During the Cooperation Period, Azurite will cause all of the Common Shares that Azurite or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct the vote) as of the applicable record date to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any Annual Meeting or, if applicable, any other meeting of shareholders of the Company held during the Cooperation Period, (ii) against any shareholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of shareholder action at such meeting; provided, however, that Azurite and its Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below); provided, further, that in the event that Institutional Shareholder Services Inc. (including any successor thereto) issues a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board and the appointment/reappointment/removal of the Company’s independent auditor and the authorization to determine its annual compensation), Azurite shall be permitted to vote in accordance with any such recommendation.
(c) Standstill. During the Cooperation Period, Azurite will not, and will cause its controlling and controlled Affiliates and its and their respective Representatives acting on its behalf (collectively with Azurite, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization of or by the Company or the Board, in each case, in writing:
(i) offer to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Common Shares generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in excess of 19.9% of the then-outstanding Common Shares (the “Ownership Threshold”), provided that if Azurite commences a tender offer for Common Shares, at a price equal to or higher than the 10-Day VWAP immediately before the commencement date, which if consummated, would result in Azurite holding no more than the Ownership Threshold, the Company shall not make any public announcement, whether by filing a Schedule 14D-9 (or any amendment thereto) or otherwise, recommending that the Company’s stockholders reject such tender offer, subject to the fiduciary duties of the Company’s directors under the OGCL;
(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate

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or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (D) conduct a referendum of shareholders of the Company;
(iii) make a request for any shareholder list or other books and records of the Company or any of its subsidiaries;
(iv) make any public proposal, public announcement or public request with respect to, (A) any change in the number, terms or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the business, capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Organizational Documents, (E) causing the Common Shares to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Shares to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(v) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below)) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies;
(vi) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company);
(vii) form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of Azurite with respect to Voting Securities now or hereafter owned by them;
(viii) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of Azurite or (C) granting proxies in solicitations approved by the Board;
(ix) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the securities of the Company and would, in the aggregate or individually, result in Azurite ceasing to have a “net long position” in the Company equivalent to its percentage beneficial ownership of the voting power of the then issued and outstanding Common Shares of the Company;

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(x) sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Shares held by a Restricted Person to any Third Party;
(xi) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;
(xii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or
(xiii) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal;
provided, that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (i) the delivery of notice by Azurite at any time after the one year anniversary date of this Agreement, that the New Directors have resigned from the Board and all of their other respective positions with the Company and that Azurite is terminating the Cooperation Period (a “Cooperation Period Termination”), (ii) any material breach of Sections 1(a), (b), (c), (d) (other than the third sentence of clause (d)) or (i) of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors to the Board and, with respect to Steven H. Rosen, to the Audit Committee, in accordance with Section 1) upon ten (10) business days’ written notice by Azurite to the Company if such breach has not been cured within such notice period, provided that Azurite is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (iii) the Company’s entry into (x) a definitive written agreement with respect to any Extraordinary Transaction that, if consummated, would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company or (y) one or more definitive written agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 19.9% of the Common Shares (including on an as-converted basis) outstanding immediately prior to such issuance(s) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries or upon exercise or conversion of currently outstanding options or convertible securities of the Company shall not be counted toward this clause (y)); (iv) the commencement of any tender or exchange offer (by any person or group other than Azurite or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making (after consultation with the Company to the extent legally permitted and practicable) any factual statement to comply with any subpoena or other legal

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process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) investing and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) providing its views privately to the Board or the Company’s Chief Executive Officer regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.
(d) Business Support. Azurite agrees, during the Cooperation Period, upon reasonable request of the Company, to support the Company in its business operations as such operations relate to (i) the sourcing of products, supplies and other materials in Asia, (ii) supply chain matters, (iii) information technology (“IT”) and other operational business needs.
    3. Public Announcement. Unless otherwise agreed by the parties, not later than 5:00 p.m. Eastern Time on August 22, 2022, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”) and file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and file a copy of this Agreement and the Press Release as exhibits thereto (provided if the Company is unable to issue the Press Release or file the Form 8-K for reasons outside of its control, the Company shall issue the Press Release and file the Form 8-K as promptly as practicable following the execution of this Agreement). The Company shall provide Azurite and its Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of Azurite and its Representatives. Neither of the Company or any of its Affiliates nor Azurite or any of its Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.
4. Representations and Warranties of the Company. The Company represents and warrants to Azurite as follows: (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any Organizational Documents, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.
5. Representations and Warranties of Azurite. Azurite represents and warrants to the Company as follows: (a) Azurite has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by Azurite, constitutes a valid and binding obligation and agreement of Azurite and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against Azurite in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of

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creditors and subject to general equity principles; (c) the execution, delivery, and performance of this Agreement by Azurite does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to Azurite or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which Azurite is a party or by which it is bound; (d) Azurite is a beneficial owner of the Company’s Common Shares and the information set forth in the introductory recitals to this Agreement with respect to the number of Common Shares beneficially owned by Azurite as of the date of this Agreement is true, accurate and complete in all respects other than de minimis respects; and (e) to the knowledge of Azurite after reasonable inquiry, there is no legal or contractual restriction that would prohibit any of the New Directors from serving on the Board or any committees of the Board to which such New Director will be appointed or elected pursuant to this Agreement.
6. Definitions. For purposes of this Agreement:
(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and Azurite and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to Azurite, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of Azurite or their Affiliates;
(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s authorized share capital which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose;
(c) the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;
(d) the term “Common Shares” means the Company’s common shares, no par value;
(e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;
(f) the term “Expiration Date” means (i) the day after the 2024 Annual Meeting or (ii) such earlier time as the Company’s obligations under Sections 1(a) through (d) terminate with respect to the New Directors pursuant to Section 1(j).
(g) the terms “person” or “persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, organization, or other entity of any kind or nature;
(h) the term “Representatives” means a party’s directors, members, general partners, managers, officers, employees, agents, advisors and other representatives;

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(i) the term “SEC” means the U.S. Securities and Exchange Commission;
(j) the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and
(k) the term “Voting Securities” means the Common Shares and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of Azurite or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.
(l) the term “10-Day VWAP” means, as of any date, the volume weighted average price per share of the Common Shares of the Company on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not available, by another authoritative source mutually agreed by the Company and Azurite) from 9:30 am, New York time, on the trading day that is ten (10) trading days preceding such date to 4:00 pm, New York time, to the end of the last trading day immediately preceding such date.
7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to, and received at, the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:
if to the Company:
Invacare Corporation
One Invacare Way
Elyria, OH, 44035
Attention: Anthony C. LaPlaca
Email: alaplaca@invacare.com

with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Trevor S. Norwitz
Email: TSNorwitz@wlrk.com
if to Azurite:
Azurite Management LLC
25101 Chagrin Boulevard, Suite 350
Cleveland, OH, 44122
Attention: Steven H. Rosen
Email: srosen@resiliencecapital.com

with a copy to:

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White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Joel Rubinstein
Email: joel.rubinstein@whitecase.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.
8. Expenses. Each party hereto shall bear its own expenses in connection with the performance of its respective duties and obligations under this Agreement.
9. Specific Performance; Remedies; Venue; Waiver of Jury Trial.
(a) The Company and Azurite acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and Azurite will each respectively be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND AZURITE AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b) The Company and Azurite (i) agree that exclusive jurisdiction and venue for any legal proceeding arising out of or related to this Agreement shall exclusively lie in the courts of the State of Ohio located in Cuyahoga County or in the United States District Court for the Northern District of Ohio, and any appellate court from any such state or Federal court, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.
(c) Each of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
10. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of

10

no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
11. Termination. This Agreement will terminate on the Expiration Date. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
12. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.
13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and Azurite and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.
14. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof or of any breach of any other provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
15. Entire Understanding; Amendment. This Agreement (together with the exhibits and schedules hereto and any other written agreement entered into by the parties hereto dated as of the date hereof) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and Azurite.
16. Interpretation and Construction. Each of the Company and Azurite acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and Azurite, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

Azurite

AZURITE MANAGEMENT LLC
By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Manager

STEVEN H. ROSEN
By:	/s/ Steven H. Rosen

CRAWFORD UNITED CORPORATION
By:	/s/ Brian E. Powers
Name: Brian E. Powers
Title: President and CEO

EDWARD F. CRAWFORD
By:	/s/ Edward F. Crawford

MATTHEW V. CRAWFORD
By:	/s/ Matthew V. Crawford

Invacare

INVACARE CORPORATION
By:	/s/ Matthew E. Monaghan
Name: Matthew E. Monaghan
Title: Chairman, President and CEO

EXHIBIT A
FORM OF NEW DIRECTOR RESIGNATION

RESIGNATION

TO:        The Board of Directors

I hereby resign from any position I hold as (i) a member of the Board of Directors (the “Board”) of Invacare Corporation (the “Company”), (ii) a member of any committees of the Board on which I serve and (iii) a member of the board of directors of any of the Company’s subsidiaries, effective immediately. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Cooperation Agreement, by and among Azurite Management, LLC (together, with the members of its investment “group” for purposes of Schedule 13D filed with the SEC executing this Agreement on the signature pages thereto, “Azurite”) and the Company, dated August 22, 2022.

DATED , 202_.

By: